UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

Amendment No. 2

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0511729
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

15295 Alton Parkway

Irvine, California 92618

(Address, including zip code, of principal executive offices)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this Form relates:_________________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

AMENDMENT NO. 2 TO FORM 8-A

The undersigned registrant hereby amends its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on January 22, 2002, as amended on Form 8-A/A filed with the Commission on November 19, 2002, by adding the information set forth below.

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Effective June 23, 2006, ISTA Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and U.S. Stock Transfer Corporation, as Rights Agent, executed a Second Amendment to the Preferred Stock Rights Agreement (the “Second Amendment”), which amended that certain Preferred Stock Rights Agreement, dated as of December 31, 2001 (the “Original Rights Agreement”), by and between the Company and Mellon Investor Services LLC (“Mellon”), as amended by the First Amendment to the Preferred Stock Rights Agreement dated as of November 18, 2002 (the “First Amendment”), by and between the Company and Mellon (as amended, the “Rights Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Rights Agreement.

The Second Amendment (i) provides that neither Deerfield Capital, L.P., Deerfield Management Company, L.P., Deerfield Special Situations Fund, L.P., Deerfield Special Situations Fund International Limited, Deerfield Partners L.P., Deerfield International Limited, nor any of their Affiliates or Associates, shall be deemed an Acquiring Person (as defined in the Second Amendment), (ii) provides that if a Person (as defined in the Rights Agreement) enters into an agreement, transaction or understanding with ISTA whereby, solely as a consequence of that agreement or transaction or understanding, such Person would become an Acquiring Person (but for the operation of this exception), and such agreement, transaction or understanding is approved by ISTA’s Board of Directors, then such Person shall not be deemed an Acquiring Person, (iii) defines “Rights Agent” as U.S. Stock Transfer Corporation, (iv) updates the requisite information for providing notices under the Rights Agreement, (v) deletes the requirement that a successor Rights Agent have at the time of its appointment a combined capital and surplus of $100 million or more, and (vi) provides that U.S. Stock Transfer Corporation shall act as Rights Agent for ISTA in accordance with the terms and conditions of the Rights Agreement and agrees to assume all of the rights, obligations and duties associated therewith. The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is attached as Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on June 28, 2006, and is incorporated herein by this reference.

The Original Rights Agreement was filed as Exhibit 4.2 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 22, 2002. The First Amendment was filed as Exhibit 4.2 to Form 8-A/A filed with the Securities and Exchange Commission on November 19, 2002. A copy of the Rights Agreement, as amended, is available to stockholders of the Company free of charge by requesting them in writing to ISTA Pharmaceuticals, Inc., 15295 Alton Parkway, Irvine, CA 92618, Attention: Secretary, or by telephone at (949) 788-6000.

ITEM 2.	EXHIBITS

1.	Preferred Stock Rights Agreement dated as of December 31, 2001, by and between the Company and Mellon Shareholder Services, LLC, as Rights Agent, including the form of Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached as Exhibits A, B and C, respectively thereto. (Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 22, 2002).

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2.	First Amendment to the Preferred Stock Rights Agreement dated as of November 18, 2002, by and between the Company and Mellon Shareholder Services, LLC, as Rights Agent. (Incorporated by reference to Exhibit 4.2 to Form 8-K filed with the Securities and Exchange Commission on November 19, 2002).

3.	Second Amendment to the Preferred Stock Rights Agreement dated as of June 23, 2006, by and between the Company and U.S. Stock Transfer Corporation. (Incorporated by reference to Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on June 28, 2006).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ISTA PHARMACEUTICALS, INC.

By:	/s/ Lauren P. Silvernail
Lauren P. Silvernail Chief Financial Officer, Chief Accounting Officer and Vice President, Corporate Development

Date: June 28, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit

1.	Preferred Stock Rights Agreement dated as of December 31, 2001, by and between the Company and Mellon Shareholder Services, LLC, as Rights Agent, including the form of Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached as Exhibits A, B and C, respectively thereto. (Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 22, 2002).

2.	First Amendment to the Preferred Stock Rights Agreement dated as of November 18, 2002, by and between the Company and Mellon Shareholder Services, LLC, as Rights Agent. (Incorporated by reference to Exhibit 4.2 to Form 8-K filed with the Securities and Exchange Commission on November 19, 2002).

3.	Second Amendment to the Preferred Stock Rights Agreement dated as of June 23, 2006, by and between the Company and U.S. Stock Transfer Corporation. (Incorporated by reference to Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on June 28, 2006).